EXHIBIT  99

For Immediate Release                            Contact:     John T. O'Neill
October 20, 1997                                                 401-727-5600
                                                          Renita E. O'Connell
                                                                 401-431-8880


           HASBRO, INC. ANNOUNCES RECORD THIRD QUARTER RESULTS

	Pawtucket, RI (October 20, 1997) -- Hasbro, Inc. (HAS:ASE) today reported record third quarter net revenues, earnings and earnings per share. Net revenues increased over 11% in local currencies, partly offset by the $27 million, or 3%, adverse impact of the stronger U.S. dollar. Reported net revenues reached $915.5 million, up 8% from $845.1 million last year. Net earnings increased approximately 10% to $77.4 million from the $70.5 million reported in the third quarter of 1996, while earnings per share increased 11% to $.60 from $.54 in 1996.

	For the first nine months of 1997, revenues were $2.1 billion, up more than 8% from the $1.9 billion a year ago, while net earnings increased 15% to $116.1 million from $100.8 million. Earnings per share increased 17% to $.89 for the first nine months of 1997 compared to $.76 a year ago.

	"We are very pleased to report record third quarter revenues and earnings," said Alan G. Hassenfeld, Chairman and Chief Executive Officer. "Our revenue growth was primarily driven by the United States operations, including our growing interactive CD-ROM business, the recently acquired OddzOn Products and Cap Toys units and products associated with our three major entertainment properties, Star Wars(R), Jurassic Park(TM) and Batman(TM). Internationally, growth continued to be led by Canada, Mexico and Latin America but was moderated by the stronger U.S. dollar."

	Mr. Hassenfeld continued, "Our earnings growth this quarter followed the revenue pattern, with most of it attributable to the North American operations. Continuing our share repurchase program, during the quarter we invested an additional $36 million to purchase approximately 1.3 million of our shares, bringing the 1997 nine-month investment to $100 million for 3.6 million Hasbro shares."

	He concluded, "As we enter the increasingly important fourth quarter, we look forward to introducing many exciting new products including Star Wars Monopoly(R) on CD-ROM. We are also pleased with the positive reaction of our key customers who previewed our 1998 line. Finally, on October 14 we were awarded an extension and expansion of our exclusive rights to market certain toys and games based on three new Star Wars movies. This is especially pleasing as it gives us the opportunity to further develop the Star Wars brand as an important part of our diversified brand portfolio well into the next millennium. Indeed, the Force is with us."

                                # # #
                          (Tables Attached)



                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

(Thousands of Dollars and Shares Except Per Share Data)

                                    Quarter Ended         Six Months Ended
                                  ------------------    --------------------
                                  Sep. 28,  Sep. 29,     Sep. 28,   Sep. 29,
                                    1997      1996         1997       1996
                                  --------  --------    ---------  ---------
Net Revenues                      $915,533   845,148   $2,055,203  1,895,442
Cost of Sales                      403,027   372,273      891,315    844,228
                                   -------   -------    ---------  ---------
Gross Profit                       512,506   472,875    1,163,888  1,051,214
Amortization                        11,741     9,939       32,967     29,745
Royalties, Research and
 Development                       102,583    85,929      254,339    204,707
Advertising                        116,208   116,446      254,418    252,893
Selling, Distribution and
 Administration                    156,215   146,941      433,285    397,215
                                   -------   -------    ---------  ---------
Operating Profit                   125,759   113,620      188,879    166,654
Interest Expense                     9,197     9,419       19,120     19,678
Other (Income) Expense, Net          1,121      (733)      (6,112)    (6,210)
                                   -------   -------    ---------  ---------
Earnings Before Income Taxes       115,441   104,934      175,871    153,186
Income Taxes                        38,041    34,465       59,796     52,366
                                   -------   -------    ---------  ---------
Net Earnings                      $ 77,400    70,469   $  116,075    100,820
                                   =======   =======    =========  =========

Per Common Share (1)(2)
   Net Earnings                   $    .60       .54   $      .89        .76
                                   =======   =======    =========  =========

   Cash Dividends Declared        $    .08       .07   $      .24        .21
                                   =======   =======    =========  =========

Weighted Average Number of
  Shares Outstanding (1)(2)        129,487   131,119      130,179    131,953
                                   =======   =======    =========  =========

(1) - Primary and fully diluted data are not shown separately as they are substantially the same.
(2) - Adjusted to reflect the three-for-two stock split paid March 21, 1997.



                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                    Sep. 28,        Sep. 29,
                                                      1997            1996
                                                   ---------       ---------
                   Assets

  Cash and Temporary Investments                  $   80,030      $   57,753
  Accounts Receivable, Net                         1,153,910       1,184,615
  Inventories                                        347,779         402,704
  Other                                              175,534         155,941
                                                   ---------       ---------
  Total Current Assets                             1,757,253       1,801,013
  Property, Plant and Equipment, Net                 279,916         301,453
  Other Assets                                       986,782         897,009
                                                   ---------       ---------
  Total Assets                                    $3,023,951      $2,999,475
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  462,894      $  553,136
  Payables and Accrued Liabilities                   708,278         654,947
                                                   ---------       ---------
  Total Current Liabilities                        1,171,172       1,208,083
  Long-term Debt                                     148,751         149,907
  Deferred Liabilities                                68,924          70,556
                                                   ---------       ---------
  Total Liabilities                                1,388,847       1,428,546
  Total Shareholders' Equity                       1,635,104       1,570,929
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $3,023,951      $2,999,475
                                                   =========       =========